UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2011

Motors Liquidation Company GUC Trust

(Exact Name of Registrant as Specified in Charter)

Delaware	1-43	45-6194071
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Wilmington Trust Company, as trust administrator and trustee Attn: David A. Vanaskey Jr., Vice President Rodney Square North 1100 North Market Street Wilmington, Delaware		19890-1615
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (302) 636-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 15, 2011 (the “Dissolution Date”), as required by the Second Amended Joint Chapter 11 Plan of liquidation dated March 18, 2011 (the “Plan”), Motors Liquidation Company (“MLC”) filed a Certificate of Dissolution with the Secretary of State of the State of Delaware and was dissolved as of such date. On the Dissolution Date, pursuant to the Plan and the Motors Liquidation Company GUC Trust Agreement, dated March 30, 2011, between the parties thereto (the “GUC Trust Agreement”), the trust administrator and trustee (the “GUC Trust Administrator”) of the Motors Liquidation Company GUC Trust (the “GUC Trust”), assumed responsibility for the affairs of and certain claims against MLC and its debtor subsidiaries that were not concluded prior to the Dissolution Date. In accordance with the Plan and the GUC Trust Agreement, the GUC Trust shall implement the wind-down of MLC and its affiliated debtors, paying taxes and filing tax returns, making any other necessary filings related to the wind-down and in general taking any other actions necessary or appropriate to wind-down MLC and its debtor subsidiaries. The GUC Trust also assumed and shall administer the resolution of all disputed administrative expenses, priority tax claims, priority non-tax claims and secured claims against MLC and its debtor subsidiaries that were not resolved or satisfied prior to the Dissolution Date.

On the Dissolution Date, MLC and its debtor subsidiaries transferred cash to the GUC Trust in the amount of $43,378,627.00. Also on the Dissolution Date, MLC transferred to the GUC Trust all remaining undistributed shares of common stock and warrants for the purchase of shares of common stock of General Motors Company (“New GM”) held by MLC as of the Dissolution Date. The transferred common stock and warrants consist of 30,967,561 shares of New GM common stock, 28,152,186 warrants to acquire shares of New GM common stock with an exercise price set at $10.00 per share and 28,152,186 warrants to acquire shares of New GM common stock with an exercise price set at $18.33 per share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2011

MOTORS LIQUIDATION COMPANY GUC TRUST

By: Wilmington Trust Company, not in its individual capacity, but solely in its capacity as trust administrator and trustee of the Motors Liquidation Company GUC Trust

By:	/s/ David A. Vanaskey
Name:	David A. Vanaskey
Title:	Vice President of Wilmington Trust Company

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